Exhibit 3.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “STAFFING 360 SOLUTIONS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2020, AT 5:27 O'CLOCK P.M.

6178457 8100	Authentication: 203930906
SR# 20208014582	Date: 10-23-20
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:27 PM 10/23/2020 FILED 05:27 PM 10/23/2020 SR 20208014582 - File Number 6178457

SECOND CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

STAFFING 360 SOLUTIONS, INC.

Staffing 360 Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, hereby certifies that the following resolutions amending the rights of the Series E Convertible Preferred Stock (which shall include Series E and Series E-l Convertible Preferred Stock) (a) were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), by a unanimous written consent of the Board of Directors dated October 23, 2020, and (b) was consented to by the sole holder of the outstanding shares of Series E Convertible Preferred Stock and Series E-l Convertible Preferred Stock (the “Series E Preferred Stock”).

RESOLVED, that effective upon the filing of this Second Certificate of Amendment to Certificate of Series E Convertible Preferred Stock (this “Certificate of Amendment”), the Certificate of Designation of Series E Convertible Preferred Stock dated and filed with the Delaware Secretary of State on November 15, 2018 (the “Original Certificate of Designation”), as corrected and amended pursuant to that certain Certificate of Correction dated and filed with the Delaware Secretary of State on November 15, 2018 (the “Certificate of Correction”) and as amended by the Certificate of Amendment to the Certificate of Original Designation dated February 8, 2019 (collectively with the Certificate of Correction and the Original Certificate of Designation as modified thereby and by the Certificate of Correction is referred to herein as the “Certificate of Designation”), are hereby amended as follows:

1.Sections 3.1, 3.2 and 7.6 of the Certificate of Designation are hereby amended and restated in their entirety to read as follows:

“3.1Amount.

3.1.1Cash Dividends.

(a)Subject to Section 3.1.1(b), the holders of shares of Series E Convertible Preferred Stock, in preference to the holders of any Junior Securities, shall be entitled to receive, when, as and if declared by the Corporation’s Board of Directors out of funds of the Corporation legally available therefor, cash dividends on the Series E Convertible Preferred Stock, which shall accrue at an annual rate per share equal to (i) 12% from the date of issuance of the shares of Series E Convertible Preferred Stock (the “Issue Date”) until such time as there exists and is continuing a default by the Corporation on any of its obligations hereunder, which shall include the failure to pay the dividend provided for herein within three (3) business days of the monthly dividend payment dates specified below, or an Event of Default exists and its continuing under Article 9 of the Second Amended and Restated Note Purchase Agreement among the Corporation and certain of its subsidiaries and Jackson Investment Group, LLC (“JIG”) (as such agreement may be further amended, restated or modified, the “Note Purchase Agreement”) (which default or Event of Default shall be referred to herein as a “Preferred Default”), and (ii) after the occurrence and during the continuance of a Preferred Default, 17% (the “Cash Dividend Rate”), in either case with such applicable rate being paid on the Liquidation Value (which shall include the amount of the Optional PIK Dividends (as defined below) from the date that such Optional PIK Dividends are added to the Liquidation Value as provided by section 3.1.1 (b)) from and after the Issue Date and for so long any shares of Series E Convertible Preferred Stock remain outstanding.

(b)Notwithstanding the foregoing, solely during the Optional PIK Dividend Period (as defined below), the Corporation may, at its option, pay a portion, equal to fifty percent (50%) of the total cash dividends otherwise due and payable in respect of the Series E Convertible Preferred Stock (other than any Series E-1 Convertible Preferred Stock) on each Dividend Payment Date pursuant to Section 3.1.1(a), by adding such 50% portion of the total cash dividend to the aggregate Liquidation Value of the outstanding shares of Series E Preferred Stock, in lieu of the cash payment otherwise required pursuant to the above provisions of Section 3.1.1(a) (the portion of such dividend that is so added to the Liquidation Value of Series E Convertible Preferred Stock as set forth herein is referred to as an “Optional PIK Dividend”; and the portion of such dividend that is required to be paid or that the Corporation elects to pay in cash is referred to herein as a “Cash Dividend Payment”). Nothing in this Section 3.1.1 is intended to change or modify the obligations of the Corporation to pay PIK Dividends under Section 3.1.2. All cash dividends on the Series E Convertible Preferred Stock and the Series E-l Convertible Preferred Stock, including, without limitation, any Cash Dividend Payment, are hereinafter sometimes referred to herein collectively as “Cash Dividends”. As used herein the term “Optional PIK Dividend Period” means the period commencing on October 26, 2020 and ending on October 25, 2022.

(c)Upon each monthly payment of an Optional PIK Dividend by the Corporation, the Corporation shall issue to the holders of the Series E Preferred Stock as a fee (each such fee referred to herein as the “PIK Fee” and collectively as the “PIK Fees”) shares of the Corporation’s Common Stock (all such shares being referred to herein collectively as the “PIK Fee Shares”), for each such monthly PIK Fee, in an amount equal to $10,000 divided by the average closing price of such shares of Common Stock as reflected on Nasdaq.com over the 5 trading days prior to the applicable monthly Dividend Payment Date relating to the applicable monthly Optional PIK Dividend (provided that if such average closing price is less than $.50, or is otherwise undeterminable because such shares are no longer publicly traded or the closing price is no longer reported by Nasdaq.com, then the average closing price for these purposes shall be deemed to be $.50 and if such average closing price is greater than $3.50 then the market price for these purposes shall be deemed to be $3.50). The PIK Fees shall be calculated and paid by the Corporation on a monthly basis on each Dividend Payment Date where an Optional PIK Dividend is paid. The PIK Fees represent additional fee compensation to the holders of Series E Preferred Stock in exchange for the Corporation being allowed to pay a portion of the dividends due on the Series E Preferred Stock as an Optional PIK Dividend in accordance with the terms of Section 3.1.1, and all such PIK Fees shall be fully earned and non-refundable when an Optional PIK Dividend is so paid. The PIK Fee Shares due and payable on each Dividend Payment Date pursuant to the above provisions shall (A) be issued in the name of the holder(s) of the Series E Preferred Stock on each Dividend Payment Date, (B) be issued in book-entry form via DRS and the Corporation shall cause its transfer agent to deliver a holding statement to the holder not later than ten (10) days after each applicable Dividend Payment Date. The Corporation further covenants and agrees that the PIK Fee Shares issued hereunder will be deemed to be “PIK Fee Shares” as used in Section 7.14 of the Note Purchase Agreement and therefore entitled to all rights to registration of such shares with the SEC that are provided in the Note Purchase Agreement.

3.1.2PIK Dividends.

(a)The holders of shares of Series E Convertible Preferred Stock (other than Series E-l Convertible Preferred Stock), in preference to the holders of any Junior Securities, shall also be entitled to receive dividends payable in shares of Series E-l Convertible Preferred Stock of the Corporation having a Liquidation Value equal to 5% per annum of the Liquidation Value of the outstanding Series E Convertible Preferred Stock (such dividend, together with the Optional PIK Dividend, referred to collectively as a “PIK Dividend”, and together with Cash Dividends, “Dividends”).

(b)Shares of Series E-l Convertible Preferred Stock shall have all the same terms, preferences and characteristics as are provided for in this Certificate of Designation with respect to Series E Convertible Preferred Stock (including, without limitation, the right to receive Cash Dividends) and references herein to Series E Convertible Preferred Stock shall include Series E-l Convertible Preferred Stock unless otherwise indicated. Notwithstanding the foregoing, (i) Series E-1 Convertible Preferred Stock shall be mandatorily redeemable by the Corporation within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or September 30, 2022, for a cash payment equal to the Liquidation Value plus any accrued and unpaid dividends thereon, (ii) the Series E-l Conversion Price shall be as provided in Subsection 6.1.1, and (iii) the Corporation shall not have any right to pay any Dividends on Series E-l Convertible Preferred Stock by issuance of Optional PIK Dividends, and all such Dividends must be paid in cash. If on the date of any such redemption, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all Series E-l Convertible Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law and thereafter shall take all actions that it may legally take in order to cause the Corporation to be able to redeem lawfully the remaining shares, and shall redeem the remaining shares as soon as it may lawfully do so.

(c)No fractional shares of Series E-l Convertible Preferred Stock shall be issued to any holder pursuant to this Subsection 3.1.2 and in lieu of any such fractional share, the Corporation shall pay to such holder an amount in cash equal to the applicable fraction of a share of Series E-l Convertible Preferred Stock multiplied by the Liquidation Value. The Corporation shall deliver to each holder on each Dividend Payment Date a holding statement evidencing the issuance of the Series E-1 Convertible Preferred Stock issued to such holder as a PIK Dividend. The Corporation shall not be required to issue certificates evidencing the Series E-l and all shares of Series E-l Convertible Preferred Stock shall be issued in book entry form and the Corporation shall make appropriate entry in its stock transfer records to reflect such issuance and outstanding shares of Series E-l Convertible Preferred Stock on each Dividend Payment Date.

3.2Calculation and Payment. Dividends shall be (i) calculated and compounded monthly, and (ii) cumulative, whether or not declared or paid, and will accrue and be payable monthly, in arrears, on the first day of each month (each such date referred to herein as a “Dividend Payment Date”), except that if any Dividend Payment Date is not a Business Day, then they shall be payable on the next succeeding Business Day, Dividends payable on the Series E Convertible Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and the number of days actually elapsed, and will be deemed to accrue on a daily basis.”

2.Section 6.1.1 of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

“6.1.1Conversion Ratio. Each share of Series E Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after a Conversion Trigger (as defined below), and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series E Liquidation Value plus any accrued but unpaid dividends on such share by the Series E Conversion Price or the Series E-l Conversion Price (as defined below) in effect at the time of conversion. Effective October 25, 2020, the “Series E Conversion Price” and the “Series E-l Conversion Price” shall be equal to $1.00, Such Series E Conversion Price and Series E-l Conversion Price, and the rate at which shares of Series E and Series E-1 Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. As used herein, the term “Conversion Trigger” means (i) with respect to the Series E Convertible Preferred Stock, the earlier of October 31, 2022 or the occurrence of a Preferred Default (as defined in Section 3.1 herein) and (ii) with respect to the Series E-l Convertible Preferred Stock, the earlier of October 31, 2020 or the occurrence of a Preferred Default (as defined in Section 3.1 herein).”

3.Section 7.6 of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

“7.6Additional Mandatory Redemption. In addition to and not in limitation of any other provisions set forth in this Section 7, the Corporation shall be required to redeem a portion of the Series E Preferred Stock in an amount equal to the entire amount of all cash proceeds now or hereafter received from the sale of the assets of the Corporation’s subsidiary, Staffing 360 Georgia, LLC, a Georgia limited liability company (“S360 Georgia”), as required pursuant to that certain Consent Agreement, dated as of September 22, 2020, by and among the Corporation, S360 Georgia, certain other subsidiaries of the Corporation party thereto, and the holder of the Series E Convertible Preferred Stock party thereto.”

RESOLVED, that the Certificate of Designation as amended by the Certificate of Amendment shall remain in full force and effect except as expressly amended hereby.

[signature page follows]

THE UNDERSIGNED, being a duly authorized officer of the Corporation, does file this Second Certificate of Amendment to Certificate of Series E Convertible Preferred Stock, hereby declaring and certifying that the facts herein stated are true and accordingly has hereunto set his hand this 23rd day of October 2020.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	President and Chief Executive Officer

[Signature Page to the Second Certificate of Amendment to Certificate of Series E Convertible Preferred Stock]